EXHIBIT 99

                    Investment Properties Associates Agrees
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     In Principle to Sell 245 Fifth Avenue and 261 Fifth Avenue, N.Y., N.Y.
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New York, New York, April 12, 2000...Investment Properties Associates ("IPA")
announced today that, subject to a variety of conditions, including additional due diligence by the buyer and definitive documentation, it has agreed in principle to sell 245 Fifth Avenue and 261 Fifth Avenue, New York, N.Y. to a fund controlled by Koll Bren Schreiber Realty Advisors Inc.

A spokesman for IPA said that there could be no assurances that the conditions to the agreement in principle would be satisfied or that the sale would be consummated. If all conditions are met, it is expected that the closing will occur within the next forty days. IPA will continue to update all material events concerning this transaction.

Contact:      Irving Schneider - (212) 880-0160
              General Partner, Investment Properties Associates
              Co-Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

              Robert Hecht - (212) 880-0276
              Chief Financial Officer, Investment Properties Associates Vice President of Finance, Helmsley-Spear, Inc., Agent